SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 1-11416

                                 UDC Homes, Inc.
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             (Exact name of registrant as specified in its charter)

              6710 North Scottsdale Road, Scottsdale, Arizona 85253
                                 (602) 627-3000
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              11 3/4% Senior Notes
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   / /               Rule 12h-3(b)(1)(ii)  / /
     Rule 12g-4(a)(1)(ii)  / /               Rule 12h-3(b)(2)(i)   / /
     Rule 12g-4(a)(2)(i)   / /               Rule 12h-3(b)(2)(ii)  / /
     Rule 12g-4(a)(2)(ii)  / /
     Rule 12h-3(b)(1)(i)   /X/               Rule 15d-6            / /

     Approximate number of holders of record as of the certification or notice date: Zero

     Pursuant to the requirements of the Securities Exchange Act of 1934 UDC Homes, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  August 4, 1998                     By:    /s/ Kenda B. Gonzales
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                                                 Name: Kenda B. Gonzales
                                                 Title: Chief Financial Officer